UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2005

Intermix Media, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-26355	06-1556248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Center Drive, Suite #300 Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 215-1001

(Former name or former address, if changed since last report): Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 24, 2005, Lisa Terrill was formally appointed Chief Financial Officer of Intermix Media, Inc. (the “Company”) by the Company’s Board of Directors. Ms. Terrill accepted an offer of employment with the Company on March 18, 2005. The material terms of Ms. Terrill’s employment are described in the offer letter which is included as Exhibit 10.1 to this report. Ms. Terrill will receive an annual base salary of $225,000. She will participate in the annual incentive program of Intermix as established from year to year upon the recommendation of the Compensation Committee of the Company’s Board of Directors ( see exhibit 10.1 for details). The board has approved the granting of an option to purchase 300,000 shares of Company common stock to vest over 4 years with 25% of the option vesting one year after the date of grant and the pro-rata remainder vesting quarterly therafter. The strike price of the option will be market price as of the date of grant. Ms. Terrill is entitled to up to six months of salary as severance in the event she is terminated by the Company without cause during the term of her agreement.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 24, 2005, Lisa Terrill was formally appointed Chief Financial Officer of the Company. See Item 10.1 regarding the description of the material terms of the Company’s employment of Ms. Terrill. Ms. Terrill is 43 years old.

Ms. Terrill was the Vice President, Finance and Corporate Controller of Ticketmaster, an IAC subsidiary. Prior to Ticketmaster, Terrill was North American Controller for International Rectifier, an NYSE company and the world’s top maker of power semiconductors. Previously, Terrill was employed as Director of Reporting and Accounting for LA Gear, Inc. and also worked at PWC/Arthur Andersen as a Senior Auditor. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.	Description
	10.1	Offer of employment between Intermix Media, Inc. and Lisa Terrill, dated March 18, 2005.

	99.1	Press release issued by Intermix Media, Inc. on March 22, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2005	Intermix Media, Inc.

	By:	/s/ Michael Mincieli
Michael Mincieli
Vice President and Corporate Controller
(Principal Financial Officer)